Exhibit 10.10
Amendment No. 4 to Contract No. C0302362
This Amendment Number 4 to Contract No. C0302362 is entered into this 10th day of November, 2004 (the “Effective Date”), by and between Telesector Resources Group, Inc., a Delaware corporation with offices at 240 East 38th Street, New York, NY 10016 d/b/a Verizon Services Group, on behalf of itself and for the benefit of its Affiliate Verizon Laboratories Incorporated (hereinafter referred to as “Verizon”) and Verilink Corporation, a Delaware corporation with offices at 17101 East Ohio Dr., Aurora, CO 80017 (hereinafter “Supplier”) (collectively referred to herein as the “Parties”).
Whereas, the Parties entered into Contract No. C0302362 (the “Agreement”) with an execution date of June 19, 2003;
Whereas, Supplier wishes to provide to Verizon Products to be tested and appearing on the Listing of Products, Attachment C, which is attached hereto and incorporated herein, and the applicable documentation pertaining to Supplier’s Product specifications and to the installation, operation, administration, provisioning and maintenance of the Product (collectively referred to herein as “Documentation”) (such hardware and/or software and Documentation are hereinafter collectively referred to as “Product”);
Whereas, Verizon requires Supplier’s Product to meet certain requirements, based solely on Verizon determination, in Verizon’s lab test environment as a pre-condition for use in Verizon’s network (“Integration Testing”); and
Whereas, the Parties desire to amend the Agreement in order to include certain terms and conditions related to Verizon’s Integration Testing of Supplier’s Product in the Verizon lab prior to using such Products in the Verizon network, including but not limited to terms relating to the requirements and charges for such Testing.
     NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and intending to be legally bound, the parties agree as follows:
1. Scope of Amendment No. 4
This Amendment 4 sets forth the terms and conditions under which the Integration Testing of Supplier’s Product shall occur during the Integration Testing Period, as defined herein. The parties agree and understand that Verizon shall conduct the Integration
NOTICE: Not for use or disclosure outside of the Verizon Corporation or any of its subsidiaries except under written agreement.

Testing of Supplier’s Product at no charge to Verizon; however, Integration Testing Charges, as defined herein, may apply to Supplier.
This Amendment 4 also includes terms and conditions governing:
1.	Supplier’s delivery of the Product to Verizon’s designated lab location;

2.	Supplier’s provision of Services, as defined herein, including installation and technical support Services [If Applicable];

3.	Verizon’s use of the Product during Integration Testing and option to elect ownership of the Product subsequent to such Testing;

4.	Verizon’s Integration Testing Criteria;

5.	The treatment of Test Results, as defined herein; and

6.	Supplier’s payment of Integration Testing Charges, as defined herein.
If the parties mutually agree to subject additional Product(s) to Integration Testing under the terms and conditions of this Amendment No. 4, the parties shall add such additional Product(s) in writing to Attachment C, the Listing of Products, which is attached hereto and incorporated herein and Verizon shall add in writing the corresponding, respective Testing Interval(s) to Attachment B, which is attached hereto and incorporated herein.
2. Integration Testing Criteria and Integration Testing
Verizon requires that Supplier’s Product meet certain Integration Testing Criteria, based solely on Verizon’s determination, in Verizon’s lab test environment as a pre-condition for use in Verizon’s network. These Integration Testing Criteria include: (i) Supplier’s Product specifications; (ii) Verizon Requirements; (iii) certain performance requirements identified in Verizon test plans for the Integration Testing of the Product; and (iv) any other criteria included in the Verizon document entitled Generic Criteria for Verizon Lab Entry, which is attached hereto as Attachment A.
3. Integration Testing
a. Delivery of Product
The parties agree that Verizon shall perform Integration Testing upon the Product in the Verizon Lab. Following execution of this Testing Agreement, Supplier will, at no charge to Verizon, ship via an express shipping carrier the Product(s) listed in Attachment C to the Verizon Lab. The Product shall arrive in the Verizon Lab per a mutually agreed upon delivery date.
b. Documentation
Supplier will provide at no cost to Verizon, upon execution of this Testing Agreement and on a nonproprietary basis, two (2) complete sets of all necessary Documentation in the choice of media selected by Verizon for such Documentation.

During the Integration Testing Period, as defined herein, Supplier agrees to make available to Verizon, at no charge, all upgrades, modifications, and enhancements of all Documentation pertaining to the installation, operation, administration, provisioning and maintenance of the Equipment. Such enhancements or modifications to the Documentation will be provided to Verizon no later than ten (10) days following the date when such modified or enhanced Documentation is released to Supplier’s other customers.
c. Supplier Integration Testing Representation and Warranty
Supplier represents and warrants that Product, including all applicable hardware, software and Documentation, made available by Supplier to Verizon for the Integration Testing, will, unless exceptions are otherwise stipulated in writing in the Specific Criteria for Verizon Lab Entry prior to initiation of such Testing, be of generally available quality and will meet all Verizon Requirements.
d. Integration Testing License and Transfer of Ownership
Supplier hereby grants free of charge to Verizon a non-exclusive, non-transferable, royalty-free right to use the applicable Product during the Testing Interval, as defined herein. Verizon agrees to only use the Product during the Testing Interval in its laboratory environment and will not copy, modify, reverse engineer, decompile or disassemble the Product. Verizon may copy any software provided by Supplier for backup purposes. All such copies of Supplier’s software shall include Supplier’s copyright notices, restricted legends or proprietary notices. No other right to reproduce or copy the software is granted.
When Integration Testing has been successfully completed and Verizon has decided to deploy the Product in its network, then at Verizon’s option and as part of Verizon’s purchase of the Product for deployment in the Verizon network, Supplier shall (i) transfer the title to the Product supplied for Integration Testing hereunder to Verizon at no charge and (ii) include, within the grant of license to the software that is a part of such Product, the right for Verizon to use such software for the revenue generating testing of third party vendors’ hardware and/or software.
When Integration Testing has been not been successfully completed and Verizon has not decided to deploy the Product in its network, Supplier shall remove the provided Product, at Supplier’s cost and expense, from Verizon’s laboratory upon completion of the Integration Testing, or at such other time as mutually agreed by the parties.
e. Verification of Integration Testing Criteria

As part of the Integration Testing, Verizon agrees to make reasonable efforts to verify that Product meets all Integration Testing Criteria. Verizon agrees to request assistance from Supplier for interpretation of Supplier’s Product specifications and operating procedures as quickly as reasonably possible and utilize such input provided by Supplier.
f. Termination of Integration Testing
Verizon may, for its convenience and without cause or liability, at any time terminate all or part of the Integration Testing under this Amendment No. 4 upon written notice to Supplier. If Verizon elects to terminate the Integration Testing, Verizon will, at its own expense, remove, pack, and ship the Product to Supplier within twenty (20) days of such notification. In case of such termination for convenience, Supplier agrees to, and hereby does, waive all claims whatsoever against Verizon for any termination charges, profits, losses, or damages arising out of or resulting from Verizon’s use, evaluation, and reshipment of the Product.
In addition, Verizon may elect to terminate the Integration Testing under this Amendment No. 4 immediately in the event the Product becomes the subject of a claim of any infringement of any patent, trademark, copyright, trade secret, or other proprietary interest. In such event, Verizon may request that Supplier immediately remove, at Supplier’s expense, any Product that is the subject of an infringement claim from the Verizon Lab. In case of such termination due to a claim of infringement, Verizon retains all of its rights pursuant to the section of the Agreement related to infringement indemnification.
4. Laboratory Testing Charges
Verizon shall identify the expected timeframe for Integration Testing (the “Testing Interval”) of any Product that is not currently covered under an existing agreement with Supplier and that has not been integrated into Verizon’s network, including a new Product or new releases or upgrades to such Product (“New Product”), and provide a written notice to Supplier of the estimated duration of such Testing Interval (in eight-hour day increments), as Attachment B to this Testing Agreement, which is integrated herein. The Testing Interval includes the required time for planning the testing, establishing the laboratory environment, executing the mutually agreed Integration Testing test plan and documenting the results of the Integration Testing for the Product.
The parties agree that charges for the Integration Testing of such New Product during the Testing Interval (“Laboratory Testing Charges”) based on a rate of $190/person-hour, with a minimum charge of eight hours, shall apply to all Integration Testing by Verizon in the Verizon lab of any New Product. In addition, for the Integration Testing of a New Product, such Laboratory Testing Charges shall include any travel expenses, cost of materials, and other “out-of-pocket” expenses incurred by Verizon personnel during such Integration Testing. These Laboratory Testing Charges will accrue during the Testing

Interval. All tests based on the Integration Criteria will be completed unless defects or non-conformances in the Product are identified that prevent completion of the testing.
For Integration Testing or Re-testing that extends beyond the estimated Testing Interval, Laboratory Testing Charges shall continue to apply to all time beyond the Testing Interval, including but not limited to all time required for (i) Verizon lab personnel’s efforts to Re-Test corrected New Product; (ii) document Re-Test lab results; (iii) work with or meet with Supplier to discuss test issues or problems; and (iv) load new patches or releases, etc.
5. Invoicing and Payments
Any applicable Laboratory Testing Charges shall be invoiced by Verizon to Supplier after the completion of the Integration Testing. Such amount shall be due and payable by Supplier to the address specified in Verizon’s invoice thirty (30) days after issuance of invoice. The invoice is considered delinquent if payment is not received by the fifteenth day after the payment due date. Delinquent amounts shall bear an interest rate of the lesser of eighteen percent (18%) per annum or the maximum allowable by law.
Refusal of Supplier to pay such Laboratory Testing Charges may prevent future Integration Testing of Supplier’s Product(s).
6. Test Results
Upon successful completion of the Integration Testing in Verizon’s lab, as evidenced by the Product successfully meeting all Integration Testing Criteria, based solely on Verizon’s determination, Verizon will provide Supplier with written notice that the Product has completed such Testing. If Supplier’s Product does not successfully meet all Integration Testing Criteria, a written report will be provided to Supplier documenting (i) the defects and non-conformances in the Product that have prevented successful completion of the Testing, or (ii) a listing of all Integration Testing Criteria that the Product did not successfully meet. As Re-Tests are completed, follow up test reports will be provided to the Supplier indicating status of each Re-Tested Integration Testing Criterion.
All test reports and any other additional correspondence between the parties related to such testing (“Test Results”) are considered the proprietary and confidential information of Verizon, and Supplier agrees that it will not reproduce, modify, or edit such Test Results in any form or distribute Test Results outside Supplier’s company. Supplier further agrees to protect such Test Results using a reasonable standard of care that it would use to protect its proprietary/confidential information of a similar nature. Supplier understands and acknowledges that the result of Product Integration Testing is only one of the factors used by Verizon in the decision-making process of whether to deploy a particular product in its network.

7. Title and Risk of Loss
Risk of loss or damage to the Product and all ancillary equipment provided by Supplier during shipment to/from the Verizon lab and Integration Testing shall remain with Supplier. Supplier or a third party is the owner of and retains title to all Product. During the Testing Interval, Verizon shall not sell or lease the Product or allow any third party liens or encumbrances to attach to the Product, remove the Product from the Verizon lab where it is installed without the prior written consent of Supplier and will use reasonable care in the use of the Product.
If Product is lost, damaged or made invalid during shipment, Supplier shall promptly replace Product at no charge to Verizon.
Upon successful completion of Integration Testing, Verizon may elect to own the Product and Supplier shall transfer title to the Product to Verizon in accordance with Section 3(d) hereof.
8. Technical Representatives and Billing Contacts
Notices and other communications between the parties shall be transmitted in writing by certified U.S. mail, return receipt requested, and postage prepaid, or by overnight delivery, with delivery charges prepaid, addressed to the parties at the addresses set forth above and directed to the attention of the recipient’s “Technical Representative” if regarding the Integration Testing and to the attention of the recipient’s “Billing Contact” if regarding Integration Testing Charges. Notwithstanding the foregoing, the parties agree that they may use electronic mail for communications pertaining to the Integration Testing to be undertaken hereunder.
Any notice given pursuant to this Section shall be deemed effective on the date of receipt as shown on the return receipt form or overnight delivery service delivery confirmation or e-mail return receipt.

[needs to be completed]
Supplier Technical Representative	Supplier Billing Contact
Wes Biggers	Bill Smith
17101 East Ohio Drive	[127 Jetplex Circle
Aurora, CO 80017	Madison, AL 35758
303-696-2213	256-327-2204
wes.biggers@verilik.com	bsmith@verilink.com

Verizon Technical Representative	Verizon Billing Contact
Bill Spencer	Catherine McAllister
Verizon Technology Organization	Verizon Laboratories Inc.
500 Westchester Avenue	40 Sylvan Road — MS LAOMS10

White Plains, NY 10604	Waltham, MA 02451
914-644-4388	781-466-2254
e-mail: william.a.spencer@verizon.com	e-mail: cathy.mcallister@verizon.com
A party may change its Technical Representative and/or Billing Contact by providing written notice to the other party in which the above-described information is provided for the new Representative and/or Contact.
Supplier’s Technical Representative shall provide such assistance as Verizon may reasonably require in setting up and adjusting the Product to enable Testing.
9. Access by Supplier
Access by Supplier’s personnel to Verizon’s lab facility shall only be permitted with the advance permission of Verizon.
10. Hazardous Materials
Supplier represents and warrants that the Product and any ancillary equipment furnished by Supplier for Integration Testing is safe for all intended uses, is nontoxic and presents no abnormal hazards to persons or the environment. Supplier shall notify Verizon if the Product, or any ancillary equipment provided by Supplier for the purpose of the Integration Testing contains any toxic or hazardous substances or if it otherwise poses any risk of injury to Verizon employees or the community. Supplier represents and warrants that the Product and all ancillary equipment provided for the purpose of the Integration Testing is appropriately labeled and that Supplier will supply an applicable Material Safety Data Sheet, as defined by the United States Occupational Safety and Health Administration, for the Product and all such ancillary equipment if such Sheet is required by law. Supplier represents and warrants that Product provided hereunder shall display all reasonable notices and warnings of foreseeable hazards.
Supplier shall immediately notify Verizon by telephone (followed by written confirmation within twenty-four hours) if Product or ancillary equipment provided hereunder fails to comply with applicable safety rules or standards of the United States Consumer Product Safety Commission or the Environmental Protection Agency or contains a defect that presents a foreseeable risk to the public health or injury to the public or the environment, whether by itself or when used by Verizon for its intended purpose.
11. Excusable Delays
If the performance of a party of any of its obligations pursuant to this Amendment is prevented, restricted, or interfered with by any circumstances beyond the reasonable control of that party, including without limitation (a) fire, explosion, epidemic, hailstorm, hurricane, lightning, tornado, cyclone, flood, or other act of nature, (b) unavailability of supplies or sources of energy, power failure or breakdown of machinery, (c) war, revolution, civil commotion, acts of public enemies, blockade, or embargo, (d) any law, order, proclamation, regulation, ordinance, demand, or requirement of any government or any subdivision, authority or representative of any government, or (e) labor difficulties, including, without limitation, strikes, slowdowns, picketing or boycotts (all collectively referred to herein as “Excusable Delays”), then the party whose performance has been prevented, restricted, or interfered with shall use reasonable efforts to avoid or remove such Excusable Delays. In the event of an Excusable Delay with respect to the Integration Testing of Product, Verizon and the Supplier shall reschedule the Testing on a mutually agreed upon date.
12. Disclaimer
EXCEPT AS SPECIFICALLY STATED IN THIS AMENDMENT, VERIZON MAKES NO REPRESENTATIONS WITH RESPECT TO ANY TESTING PERFORMED HEREUNDER OR ANY INFORMATION (INCLUDING TEST RESULTS) OR ANY TECHNICAL CONSULTATION, ASSISTANCE, OR ADVICE FURNISHED IN CONNECTION WITH THIS AMENDMENT. WITHOUT RESTRICTING THE GENERALITY OF THE FOREGOING, NEITHER VERIZON NOR SUPPLIER MAKES ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AMENDMENT (OTHER THAN SUPPLIER’S PRODUCT WARRANTIES CONTAINED WITHIN THE AGREEMENT), WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
13. Installation
In the event Verizon requests Supplier to install Product during the Testing Interval, such installation services (“Services”) shall be performed by Supplier at no cost to Verizon and in accordance with Verizon’s Installation Practices.
14. Tools and Equipment
Should Supplier perform installation of the Product in the Verizon Lab and use any tools owned or rented by Verizon, Supplier agrees to indemnify and hold harmless Verizon from and against any and all losses, damages, claims, demands, suits of any kind and nature whatsoever (including reasonable attorney’s fees) including but not limited to claims resulting from injuries or death to persons or damage to property, in any way arising out of or resulting from Supplier’s negligence, maintenance, possession, operation, use, storage or movement of the tools or any accident in connection therewith. Supplier further acknowledges and accepts the tools “as is, where is” and that Verizon has no responsibility for the condition or state of repair of the tools. Supplier agrees not to remove the tools from Verizon’s premises without written permission and to return the tools to Verizon upon completion of use, or at such earlier time as Verizon may request, in the same condition as where received by Supplier, reasonable wear and tear excepted.
15. Miscellaneous
(a)	Continuing Effect. On and after the Effective Date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import shall remain and be a reference to the Agreement as amended hereby. Except as specifically amended herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(b)	Entire Agreement. This Amendment No. 4, along with its Attachments and the Agreement, constitute the entire agreement with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral representations with regard to same. This Amendment No. 4 may not be modified except by a writing signed by both parties.

(d)	Counterparts. This Amendment No. 4 may be executed in separate counterparts by each of the parties hereto, each of which when so combined shall constitute one of the same instrument.
IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to be duly executed by their duly authorized representatives as of the date first above written.

VERILINK CORP.		TELESECTOR RESOURCES, INC.
(a Verizon Company)

BY:	/s/ Wayne Shakelford	BY:	/s/ George Hanoza

NAME: Wayne Shakelford		NAME: George Hanoza

TITLE: Vice President		TITLE: Senior Sourcing Process Leader